RUBICON

MINERALS CORPORATION

NEWS RELEASE

TSX Venture Exchange - Symbol:  RMX                                                                                                                                          AUGUST 22, 2003

OTCBB – Symbol: RUBIF                                                                                                                                                                                   PR03-24

RUBICON MINERALS CLOSES $8.0 MILLION FINANCING

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to announce that the Company has closed the brokered financing announced on August 8, 2003.  The Company has sold, on a guaranteed agency basis, 5,239,029 non flow-through Units at $1.05 per Unit and 2,000,000 flow-through common shares at $1.25 per share for gross proceeds to the Company of $8,000,980.

Each Unit consists of one common share and one non-transferable common share purchase warrant.  Each warrant entitles the holder to purchase one common share at $1.25 on or before the earlier of August 22, 2005 or an accelerated expiry date. If the closing price of the Company’s shares is equal to, or higher than $3.00 per share for a consecutive period of 30 trading days, then the expiry date of the warrants will be accelerated to 30 days after the holders receive notice from the Company.

Haywood Securities Inc. (“Haywood”) acted as agent, for which the Company paid a $480,059 (6%) cash commission and issued 723,903 (10%) Agent’s Warrants which entitle Haywood to purchase up to a maximum of 723,903 common shares at a price of $1.05 per share until August 22, 2005.

The securities issued today are subject to a hold period until December 23, 2003.

Net proceeds of the financing will be used to fund exploration on the Company’s assets, including the McFinley Gold Project, Red Lake, Ontario and for general working capital purposes.  Combined with the net proceeds of this financing, Rubicon’s working capital is over $10 million.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States.  The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

Rubicon controls a major land position in the prolific Red Lake gold camp including the McFinley Gold Project (100% Rubicon controlled) and an extensive land package optioned out to AngloGold.  Rubicon also realizes cash flow from its royalty division, largely centred on the Red Lake district, estimated from March 2003 to February 2004 to be approximately $670,000 in gross proceeds cash plus share value.  Outside of the Red Lake camp, the Company has extensive gold property holdings in Newfoundland.  With the completion of this financing, Rubicon has over 30 institutional shareholders including most major Canadian precious metal funds as well as several U.S. and European Funds.

All dollars in this release are in Canadian funds.

RUBICON MINERALS CORPORATION

David W. Adamson
_________________________________

President & CEO

NOT FOR DISTRIBUTION TO US NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

_________________________________________________________________________________________________________________________________________
TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release                                                               Page 1 of 1

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from

targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.